Exhibit 99.1

Civista Bancshares Promotes Robert L. Katitus to Senior Vice President and Chief Lending Officer

Sandusky, Ohio – August 13, 2025 – Civista Bancshares, Inc. (NASDAQ: CIVB) is pleased to announce the promotion of Robert L. Katitus to Senior Vice President and Chief Lending Officer. In this role, Mr. Katitus will serve as a member of Civista’s Executive Leadership Team and will report directly to Charles A. Parcher, President of Civista Bank. Mr. Katitus succeeds Mr. Parcher as Chief Lending Officer following Parcher’s appointment as President of Civista Bank earlier this year. In addition to his new role at Civista Bancshares, Mr. Katitus has also been named Senior Vice President and Chief Lending Officer of Civista Bank.

Katitus brings more than 25 years of banking and commercial lending experience to his new role. Since joining Civista in 2010, he has served as Senior Vice President, Regional Market Executive for the Northeast Ohio region and most recently oversaw commercial banking in Northwest Ohio, following Civista’s 2022 acquisition of The Henry County Bank.

“Bob has been instrumental in leading and growing our commercial lending efforts in both Northeast and Northwest Ohio,” said Chuck Parcher, President of Civista Bank. “His ability to build strong customer relationships and support his team’s success makes him a natural fit for this next step. I look forward to supporting his continued leadership in this important role.”

Dennis G. Shaffer, President and CEO of Civista Bancshares, added, “Bob’s promotion reflects our commitment to developing internal talent and ensuring continuity in leadership. His deep lending experience, paired with a strategic mindset, will help drive Civista’s continued growth and service to our communities.”

Prior to joining Civista, Katitus held leadership roles in commercial lending at Park View Federal Savings Bank and began his banking career at National City Corporation in 1998. Katitus earned a Bachelor of Science degree from The University of Akron and a Master of Business Administration from the University of Dayton.

About Civista Bancshares

Civista Bancshares, Inc., is a $4.2 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 42 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division. Civista Bancshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121